Registration No. 333-157291

Registration No. 333-153362

Registration No. 333-164742

Registration No. 333-171947

Registration No. 333-179070

Registration No. 333-187506

Registration No. 333-194658

Registration No. 333-202828

Registration No. 333-208871

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-157291

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-153362

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-164742

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-171947

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-179070

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-187506

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-194658

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-202828

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208871

UNDER

THE SECURITIES ACT OF 1933

GIGPEAK, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-2439072
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

130 Baytech Drive

San Jose, CA 95134

(Address of Principal Executive Offices including Zip Code)

Registrant’s telephone number, including area code: (408) 522-3100

GigPeak, Inc. 2008 Equity Incentive Plan

GigOptix LLC 2007 Equity Incentive Plan

Lumera Corporation 2004 Equity Incentive Plan

Lumera Corporation 2000 Stock Option Plan

(Full title of the plans)

Matthew Brandalise, Esq.

General Counsel and Secretary

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, CA 95138

(408) 284-8200)

Copy To:

Mark V. Roeder

Josh Dubofsky

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relates to the following registration statements of GigPeak, Inc. (“GigPeak”) filed with the Securities and Exchange Commission (the “Commission”) on Form S-8 (the “Registration Statements”):

•	Registration No. 333-157291 for the sale of 3,324,444 shares of the common stock of GigPeak, par value $0.001 per shares (the “Common Stock”) under the GigPeak, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), the GigOptix LLC 2007 Equity Incentive Plan (the “2007 Plan”), the Lumera Corporation 2004 Equity Incentive Plan (the “2004 Plan”) and the Lumera Corporation 2000 Stock Option Plan (the “2000 Plan”).

•	Registration No. 333-153362 for the sale of 3,381,656 shares of Common Stock under the 2008 Plan, the 2007 Plan, the 2004 Plan and the 2000 Plan (including the 3,324,444 shares of Common Stock under Registration No. 333-157291).

•	Registration No. 333-164742 for the sale of 3,723,166 shares of Common Stock under the 2008 Plan.

•	Registration No. 333-171947 for the sale of 3,610,513 shares of Common Stock under the 2008 Plan.

•	Registration No. 333-179070 for the sale of 4,077,286 shares of Common Stock under the 2008 Plan.

•	Registration No. 333-187506 for the sale of 1,110,287 shares of Common Stock under the 2008 Plan.

•	Registration No. 333-194658 for the sale of 1,603,381 shares of Common Stock and related rights to purchase Series A junior preferred stock under the 2008 Plan (including 713,568 shares eligible for resale).

•	Registration No. 333-20828 for the sale of 1,655,604 shares of Common Stock and related rights to purchase Series A junior preferred stock under the 2008 Plan (including 253,032 shares eligible for resale).

•	Registration No. 333-208871 for the sale of 2,260,527 shares of Common Stock and related rights to purchase Series A junior preferred stock under the 2008 Plan.

On April 4, 2017, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 13, 2017, by and among GigPeak, Integrated Device Technology, Inc. (“IDT”) and Glider Merger Sub, Inc. (“Purchaser”), Merger Sub merged with and into GigPeak, and GigPeak became a wholly owned subsidiary of IDT (the “Merger”). As a result of the Merger, any offering pursuant to the Registration Statements has been terminated and GigPeak hereby terminates the effectiveness of the Registration Statements. In accordance with an undertaking made by GigPeak in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each Registration Statement that remain unsold at the termination of the offerings, GigPeak hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on this 4th day of April 2017.

GIGPEAK, INC.

By:	/s/ Brian C. White
Brian C. White
Treasurer and Chief Financial Officer